Ex 99.1
SILVERLEAF RESORTS, INC. REPORTS
FIRST QUARTER 2009 RESULTS
DALLAS—(BUSINESS WIRE) — May 7, 2009 — Silverleaf Resorts, Inc. (NASDAQ: SVLF) today reported the following results for its first quarter ended March 31, 2009.
Financial highlights for the first quarter of 2009:
•	Net income of $4.6 million and diluted earnings per share of $0.12

•	Gross Vacation Interval sales of $58.7 million
2009 First Quarter Results
Overall, total revenues for the first quarter of 2009 were $63.2 million compared to $67.0 million for the first quarter of 2008. Total revenues consist of net sales, interest income, management fees, and other income.
Vacation Interval sales were $58.7 million in the first quarter of 2009 compared to $65.1 million in the comparable prior-year period. The decrease in Vacation Interval sales is primarily attributable to a 6.6% decrease in tours and a 1.2% decrease in the closing ratio, partially offset by a favorable sales mix of higher-end products on additional interval sales to existing customers. Vacation Interval sales to existing customers decreased 5.8% to $35.8 million while Vacation Interval sales to new customers decreased 15.6% to $22.8 million. Vacation Interval sales to existing customers comprised 61.1% and 58.5% of total Vacation Interval sales in the first quarters of 2009 and 2008, respectively, which maintains the Company’s favorable sales-mix trend toward upgrades and second-week sales to existing customers as such sales have relatively lower associated sales and marketing costs.
The provision for estimated uncollectible revenue was 24.9% of Vacation Interval sales during the first quarter of 2009 versus 22.0% for the same period of 2008. This increase was necessary to maintain the allowance for uncollectible notes at a level management considers adequate to provide for anticipated losses resulting from customer defaults.
Cost of Vacation Interval sales increased to 10.2% of Vacation Interval sales for the first quarter of 2009 compared to 7.5% in the 2008 comparable period. This increase resulted from sales of higher cost-basis inventory during the first quarter of 2009 compared to the first quarter of 2008.
Sales and marketing expense as a percentage of Vacation Interval sales was 52.4% for the first quarter of 2009 versus 51.5% for the comparable prior year period. The increase in sales and marketing expense as a percentage of Vacation Interval sales is primarily attributable to higher commissions. As previously mentioned, the sales-mix trend of existing customers to new customers was favorable for the first quarter of 2009 compared to the same period of 2008.
While total positive net interest spread (interest income less interest expense and lender fees) remained constant at $8.4 million for the first quarters of 2009 and 2008, interest expense and lender fees as a percentage of interest income increased to 45.9% in the first quarter of 2009 compared to 42.1% in the first quarter of 2008. This increase is attributable to a larger average debt balance outstanding for the first quarter of 2009 versus the same period of 2008 and an increase in lender fees related to the Company’s Silverleaf Finance VI (“SF-VI”) securitization which closed in the second quarter of 2008. The increase was partially offset by a higher average notes receivable balance during the first quarter of 2009 versus the same period of 2008 coupled with an overall increase in the weighted average yield on customer notes receivable to 16.8% at March 31, 2009 from 16.6% at March 31, 2008. The weighted average cost of borrowings was 6.4% for each of the three-month periods ended March 31, 2009 and 2008.

Net income for the quarter ended March 31, 2009 was $4.6 million, or $0.12 per diluted share, compared to net income of $7.4 million, or $0.19 per diluted share, for the quarter ended March 31, 2008.
Balance Sheet
At March 31, 2009, notes receivable and revolving debt balances increased over comparative balances at December 31, 2008. However, there was a decrease in the growth of the Company’s notes receivable and debt portfolios for the first quarter of 2009 versus the first quarter of 2008. These decreases are consistent with the decrease in the Company’s Vacation Interval sales.
At March 31, 2009, senior credit facilities provided for loans of up to $535.9 million, of which $172.0 million was unused. Considering forecasted sales and expansion plans, these senior credit facilities provide adequate liquidity into 2010. At March 31, 2009, the Company’s senior debt consisted of 34% fixed-rate debt and 66% variable-rate debt. However, the majority of the Company’s variable-rate debt is subject to interest-rate floors between 5.25% and 8.00%.
Expansion at existing resorts, primarily construction of lodging units, was $7.5 million for each of the three-month periods ended March 31, 2009 and 2008.
About Silverleaf Resorts
Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.
Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K filed on March 10, 2009.
For more information or to visit the Company’s website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1
Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166 x2218

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Revenues:
Vacation Interval sales	$58,658	$65,081
Estimated uncollectible revenue	(14,606)	(14,318)

Net sales	44,052	50,763

Interest income	15,502	14,507
Management fee income	930	780
Other income	2,679	976

Total revenues	63,163	67,026

Costs and Operating Expenses:
Cost of Vacation Interval sales	5,980	4,874
Sales and marketing	30,758	33,537
Operating, general and administrative	10,435	9,292
Depreciation	1,356	1,114
Interest expense and lender fees:
Related to receivables-based credit facilities	5,595	4,602
Related to other indebtedness	1,519	1,500

Total costs and operating expenses	55,643	54,919

Income before provision for income taxes	7,520	12,107
Provision for income taxes	(2,933)	(4,661)

Net income	$4,587	$7,446

Basic net income per share	$0.12	$0.20

Diluted net income per share	$0.12	$0.19

Weighted average basic common shares issued and outstanding	38,146,943	37,926,835

Weighted average diluted common shares issued and outstanding	38,823,170	39,377,595

SILVERLEAF RESORTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Cash and cash equivalents	$7,284	$11,431
Restricted cash	22,691	22,623
Notes receivable, net of allowance for uncollectible notes of $74,529 and $76,696, respectively	330,133	320,306
Accrued interest receivable	4,081	4,154
Investment in special purpose entity	4,878	4,908
Amounts due from affiliates	1,642	1,738
Inventories	192,979	190,318
Land, equipment, buildings, and leasehold improvements, net	55,650	55,393
Prepaid and other assets	33,436	33,951

TOTAL ASSETS	$652,774	$644,822

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued expenses	$13,062	$12,701
Accrued interest payable	2,519	2,380
Unearned samplers	6,343	6,247
Income taxes payable	1,688	1,942
Deferred income taxes	37,225	35,114
Notes payable and capital lease obligations	370,166	369,071
Senior subordinated notes	22,814	23,121

Total Liabilities	453,817	450,576

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock, 10,000,000 shares authorized, none issued and outstanding	—	—
Common stock, par value $0.01 per share, 100,000,000 shares authorized, 38,146,943 shares issued and outstanding at March 31, 2009 and December 31, 2008	381	381
Additional paid-in capital	113,100	112,976
Retained earnings	85,476	80,889

Total Shareholders’ Equity	198,957	194,246

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$652,774	$644,822